Exhibit 99.1

News Corp Announces Sale of News America Marketing to Charlesbank Capital Partners

Cash proceeds of up to approximately $235m, with News Corp option to retain up to 15% interest in NAM; Divestment is part of News Corp’s simplification strategy and will increase transparency within the News & Information Services segment, highlighting the value of key assets
New York — March 31, 2020 — News Corp today announced that it has entered into a definitive agreement to sell its News America Marketing business (“NAM”) to Charlesbank Capital Partners, a private equity firm with offices in Boston and New York.

The agreement follows a strategic review of NAM as part of News Corp’s ongoing efforts to optimize its portfolio and simplify the structure of the Company.

Under the terms of the agreement, News Corp will receive cash consideration of up to approximately $235 million, comprised of $50 million in cash upon closing of the transaction and additional deferred cash payments in an aggregate amount of between $125 million and approximately $185 million, depending on the timing of such payments.  The deferred consideration is payable on or before the five-year anniversary of closing. Additionally, News Corp has the opportunity to benefit from NAM’s future success through an option to retain up to 15% equity in the business (5% at closing and 10% five-year warrant). The purchase price is subject to customary working capital and other adjustments.  Please see News Corp’s Form 8-K to be filed with the Securities and Exchange Commission for more information.

“After evaluating the strategic options, our Board has determined that the sale of NAM to Charlesbank is the best course of action to enhance shareholder value and to simplify the structure of News Corp. We expect that the transaction will enable us to highlight the value of our other properties, including Dow Jones,” said Robert Thomson, Chief Executive of News Corp.

“When NAM was established, it was dependent on the distribution of coupons via newspaper inserts, but, in recent years, the in-store and digital segments have expanded substantially. The continued strong performance of supermarkets and consumer goods, both core clients of NAM, suggests that the company will have a successful future under its new ownership,” said Mr. Thomson.

“We are excited to be acquiring NAM and look forward to working with the management team, employees and partners to further build this business and significant brand,” said Brandon White, Managing Director of Charlesbank.  “We are committed to investing the resources required to enhance NAM’s growth, including installing Bill Redmond as CEO of NAM after the transaction closes.  Since 1996, Bill has served as a CEO, Director and Advisor at over twenty companies, public and private, with a record of building substantial shareholder value through a combination of operating efficiency and growth through product, consumer and customer development. From 1981-1996, Bill held every level of sales leadership roles at Procter & Gamble, PepsiCo and Quaker Oats. Bill has also demonstrated successful leadership in take-private transactions and most recently was President & CEO of Innocor, Inc., one of the largest polyurethane foam and foam finished product manufacturers in North America.  We feel confident that the company will exceed the expectations of customers, employees and suppliers in the months ahead.”

The transaction, which is expected to close in the fourth quarter of fiscal 2020, is subject to regulatory approval and customary closing conditions.

Allen & Company LLC served as financial advisor and Gibson, Dunn & Crutcher LLP served as legal counsel to News Corp in connection with this transaction.  RBC Capital Markets served as financial advisor and Goodwin Procter LLP served as legal counsel to Charlesbank in connection with this transaction.
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About News Corp

News Corp (Nasdaq: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content and other products and services. The company comprises businesses across a range of media, including: news and information services, subscription video services in Australia, book publishing and digital real estate services. Headquartered in New York, News Corp operates primarily in the United States, Australia, and the United Kingdom, and its content and other products and services are distributed and consumed worldwide. More information is available at: http://www.newscorp.com.

About News America Marketing

News America Marketing (NAM) is the premier marketing partner of some of the world’s most well-known brands, and its broad network of shopper media, incentive platforms and custom merchandising services influences the purchasing decisions of online and offline shoppers across the U.S. and Canada. The business has comprehensive in store marketing media options in over 60,000 stores in the US and Canada, and reaches households across the country with circulation of more than 60 million through nearly 2,000 publications. In addition, the business has a digital media network, powered by first-party shopper data, including programmatic display, email, social and video to help brands and retailers connect with consumers. Headquartered in New York, NAM has a sales force of more than 300 people in 12 offices across the US and Canada. The business can be visited online at www.newsamerica.com.

About Charlesbank

Based in Boston and New York, Charlesbank Capital Partners is a middle-market private equity investment firm managing more than $7 billion of capital. Charlesbank focuses on management led buyouts and growth capital financings and also engages in opportunistic credit and technology investments.  The firm seeks to partner with strong management teams to build companies with sustainable competitive advantage and excellent prospects for growth. For more information, please visit www.charlesbank.com.

Contacts

News Corp Investor Relations
Michael Florin
212-416-3363
mflorin@newscorp.com

News Corp Corporate Communications
Jim Kennedy
212-416-4064
jkennedy@newscorp.com

Forward-Looking Statements

This release contains forward-looking statements based on current expectations or beliefs, as well as assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this release and include statements with respect to, among other things, the expected timing for the completion of, and the potential benefits from, the sale of the Company’s News America Marketing business. Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Many factors, such as the risks and uncertainties related to the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the sale, as well as continued uncertainty caused by the new coronavirus pandemic, could cause actual results to differ materially from those described in these forward-looking statements. The forward-looking statements in this release speak only as of this date and the parties undertake no obligation (and expressly disclaim any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.